                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of The Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

              Commission File Numbers 333-23405 and 333-23405-01

           General Electric Capital Business Asset Funding III Inc. (originator of the General Electric Capital Equipment Loan Trust 1997-A)
       on behalf of General Electric Capital Equipment Loan Trust 1997-A
            (Exact name of registrant as specified in its charter)

         Delaware                                          91-1788640
(State or other jurisdiction                             I.R.S. Employer
    of incorporation)                                   identification No.)

                        10900 NE 4th Street, Suite 550
                          Bellevue, Washington 98004
             (Address of principal executive offices and ZIP code)

Registrant's telephone number, including area code:  (425) 450-3590

                                      N/A
        (Former name or former address, if changed since last report.)

Title of each class of securities covered by this Form:

     Class A Noteholders Investor Certificates    $304,203,000
     Class B Notes                                  26,453,783

Title of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains:

     None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]          Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6              [X]
Rule 12g-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date:
     11

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned, thereunto duly authorized.

February 16, 1999                      General Electric Capital
                                       Business Asset Funding III Inc.


                                       By:  /s/Linda Foley
                                           ---------------
                                           Linda Foley
                                           Vice President and
                                           Chief Accounting Officer